Exhibit 99.1


                 Comcast Reports Second Quarter 2004 Results

               Cable Revenue Increased 10.4% to $4.839 Billion

         Cable Operating Cash Flow Increased 20.1% to $1.920 Billion

            2004 Guidance for Cable Operating Cash Flow Increased
                 to Approximately $7.5 Billion or 18% Growth

            Consolidated Operating Income Doubled to $852 Million

                      $750 Million of Stock Repurchased

               Stock Repurchase Program Increased by $1 Billion

    PHILADELPHIA, July 28 -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2004. Comcast will discuss second quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at http://www.cmcsa.com and http://www.cmcsk.com.
    Brian L. Roberts, Chairman and CEO of Comcast Corporation said, "We are again reporting outstanding results. Our cable division generated double-digit revenue growth of over 10% and Operating Cash Flow growth of 20% this quarter. As a result, we expect to report approximately $7.5 billion of Operating Cash Flow in 2004, a growth rate of 18%.
    "Cable's strong second quarter results and improved outlook for the remainder of the year reflect robust growth in new video and high-speed
Internet services as we deliver compelling video services like Comcast ON
DEMAND and HDTV and as we continue to expand the features offered to our high-speed Internet customers. We are also generating significant operating improvements and scale efficiencies that are driving Operating Cash Flow growth and improving operating margins. We are reporting cable operating margins of nearly 40% for the second quarter - well ahead of our expectations. This strong performance demonstrates our continued operational success in the acquired cable systems and the ability to leverage our scale.
    "The content division also posted strong results this quarter with revenue growth of 25% and almost 38% growth in Operating Cash Flow.
    "With the upgrade of our networks now essentially complete, we generated $500 million of Free Cash Flow this quarter as cable capital expenditures declined 15% and Operating Cash Flow grew by more than 20%. We remain on track to reach our goal of $2 billion of Free Cash Flow this year. We will continue to make investments that support the Company's growth while returning capital to shareholders. Since the initiation of our $1 billion stock repurchase program in December 2003, we have repurchased $750 million of our stock, and I am pleased to announce that our Board of Directors has authorized a $1 billion increase to our repurchase program.
    "We are confident in our ability to continue to provide outstanding operational and financial performance that leverages our newly-rebuilt networks, to deliver unmatched products to our customers and value to our shareholders."

    Comcast Cable Results
    Cable results for the second quarter and the six months ended June 30, 2004 are presented on a pro forma basis. Pro forma cable results adjust only for acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2003. Please refer to Table 6-A for a reconciliation of pro forma data.
    Comcast Cable reported revenue of $4.839 billion for the quarter ended June 30, 2004, representing a 10.4% increase from the second quarter of 2003. Video revenue for the quarter increased 6.9%, driven by a 5.7% increase in average monthly revenue per basic subscriber and a 20.5% increase in digital revenue primarily reflecting a 1.1 million increase in the number of digital cable subscribers. Basic subscribers of 21.5 million are essentially unchanged from a year ago but down 96,000 or 0.4%, from the prior quarter due to seasonality and modestly lower gross additions. During the second quarter of 2004, Comcast Cable added more than 206,000 digital cable subscribers to finish the quarter with nearly 8.1 million subscribers, or 37.5% of basic subscribers.
    Video revenue growth reflects increasing consumer demand for new digital features, including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders (DVRs). During the second quarter, pay-per-view revenues increased 26.0%, driven by more movie and event purchases through the Comcast ON DEMAND service. Increasing demand for HDTV is also contributing to digital growth - at the end of the second quarter, Comcast had almost 600,000 HDTV set-top boxes in customers' homes.
    High-speed Internet service revenues increased 39.2% to $763 million in the second quarter of 2004, reflecting continuing strong growth in subscribers. Comcast Cable ended the second quarter of 2004 with more than
6.0 million subscribers, a 36.8% increase from the same quarter last year. During the second quarter of 2004, Comcast Cable added 327,000 high-speed Internet subscribers resulting in a penetration rate of 16.1% of available homes. Comcast Cable added more than 1.1 million homes to the high-speed Internet service footprint in the second quarter of 2004, and this service is now available to 37.3 million, or 92.6%, of homes passed. Average monthly revenue per high-speed Internet subscriber was $43.52 in the second quarter of 2004, in line with the second quarter of 2003 and a $1.07 increase from the $42.45 reported in the first quarter of 2004.
    Advertising revenue for the second quarter of 2004 increased 15.3% to $330 million, reflecting growth of 6.0% in local advertising and strong growth of 25.4% in regional/national advertising as a result of the continuing success of our regional interconnect strategy.
    As expected, cable phone revenue declined 13.8% from the second quarter of 2003 to $177 million in the second quarter of 2004, reflecting a 10.4% decrease in subscribers to 1.2 million and a 3.0% decline in average monthly revenue per subscriber to $47.71. Excluding telephone revenue, which is expected to decline throughout 2004, total revenue for Comcast Cable in the second quarter of 2004 increased 11.6%. Telephone results reflect the Company's focus on profitability, not unit growth, of the acquired circuit-switched telephone business as it begins to transition to VoIP phone service.
    Cable operating income before depreciation and amortization (Operating Cash Flow) grew 20.1% to $1.920 billion for the quarter, an increase from the $1.598 billion reported for the second quarter of 2003. Operating Cash Flow increased due to solid revenue growth and lower customer service, phone and high-speed Internet service expenses. These declining expenses along with a reduction in the rate of growth in video programming costs contributed to Operating Cash Flow margins of 39.7% for the second quarter of 2004, an increase from the 36.5% in the second quarter of 2003.
    Cable capital expenditures declined 14.8% to $893 million compared to the $1.047 billion in the second quarter of the prior year. The decline in cable capital expenditures reflects the near-completion of the Company's cable network upgrade. Comcast Cable finished the second quarter with 97% of its cable network upgraded to provide advanced services.

    Content
    Comcast's content segment consists of the national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network and G4techTV.
    Comcast's content segment reported second quarter 2004 revenue of $199 million, a 25.3% increase above the second quarter of 2003 reflecting increases in distribution and advertising revenue for all the networks. The Content segment reported Operating Cash Flow of $77 million in the second quarter of 2004, a 37.6% increase above the second quarter of 2003.
    In an agreement with Liberty Media announced on July 21, Comcast will exchange its 120.3 million shares of Liberty Media common stock for 100% ownership in a subsidiary of Liberty Media that primarily holds $545 million in cash, a 100% ownership interest in International Channel Networks and a 10% ownership interest in E! Entertainment Television. This transaction is expected to close this week and will result in Comcast owning 60% of E! Entertainment Television.

    Corporate and Other
    Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. In the second quarter of 2004, we reported Corporate and Other revenue of $29 million and an Operating Cash Flow loss of $45 million as compared to revenue of $56 million and an Operating Cash Flow loss of $41 million in the second quarter of 2003. The decline in revenue in the second quarter reflects fewer playoff games for teams owned by Comcast-Spectacor.

    Consolidated Results
    Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results, prior to its sale, are presented as discontinued operations. Consolidated amounts primarily reflect the results of the cable division as discussed above.
    For the three months ended June 30, 2004, the Company reported consolidated revenues of $5.066 billion, a 10.3% increase to the $4.594 billion reported in the same period of 2003. Consolidated Operating Cash Flow increased to $1.952 billion or 21.1%, in the second quarter of 2004, from the $1.612 billion reported in the same prior year period. Operating income doubled to $852 million in the second quarter of 2004 compared to operating income of $425 million in the second quarter of 2003.
    For the three months ended June 30, 2004, the Company reported consolidated net income of $262 million or $0.12 per share compared to a consolidated net loss from continuing operations of $93 million or $0.04 per share in the second quarter of 2003. This includes the effects of non-recurring mark-to-market adjustments that are included in investment income. For the six months ended June 30, 2004, the Company reported consolidated net income of $327 million or $0.14 per share compared to a consolidated net loss from continuing operations of $448 million or $0.20 per share in the six months ended June 30, 2003. Please refer to the "Reconciliation of Net Income (Loss) to Free Cash Flow" in Table 6-B at the end of this release and the Company's Form 10-Q for further details on items affecting net income.

    Share Repurchase Program
    Comcast's Board of Directors has authorized an increase of $1 billion to the existing share repurchase program announced on December 18, 2003. The Company is now authorized to repurchase up to $2 billion of its outstanding common stock and has current availability to purchase $1.25 billion of its stock. Comcast expects such repurchases to continue to occur from time to time in the open market or in private transactions, subject to market conditions. Through July 2004, the Company has repurchased $750 million of its Class A Special common stock or 26.7 million shares.
    During the second quarter, the Company elected to redeem, for $400 million in cash, two debt issues that were exchangeable into Comcast Class A Special common stock, eliminating the need to issue 14.9 million shares. Including the open market repurchases of $700 million made since the resumption of the repurchase program in early May, the Company has invested $1.1 billion in its common stock and related securities.

    Financial Guidance 2004

    Comcast Cable Reaffirms:
    --   Revenue growth of approximately 10%.
    -- High-speed Internet subscriber net additions of between 1.5 and 1.6 million and high-speed Internet service revenue growth of more than 30% while generating average monthly revenue per subscriber above $40.
    --   Digital Cable subscriber net additions between 700,000 and
         1 million.
    --   Cable capital expenditures of between $3.3 and $3.4 billion.


    Comcast Cable Updates:
    -- Raised OCF guidance to approximately $7.5 billion or a growth rate of 18%, an increase from original guidance of 15% to 17% growth reflecting increased revenues as well as a reduction in the rate of growth in video programming costs and lower customer service, phone and high-speed Internet service expenses.
    -- Expect to maintain basic subscribers of approximately 21.5 million, modestly below original guidance net additions of 0.5% or approximately 100,000 subscribers. The revised outlook for basic subscribers is not expected to have a meaningful impact on revenue, Operating Cash Flow or Operating Cash Flow margin.
    -- Guidance for Cable Phone subscribers is lowered to a net loss of up to 100,000 subscribers in 2004 from original guidance of up to 50,000 additions. The outlook for Cable Phone subscribers reflects the Company's focus on profitability, not unit growth, of the acquired circuit-switched telephone business as it begins to transition to VoIP.

    Comcast Content Reaffirms:
    -- On a combined basis, Comcast expects its Content division, consisting of its national cable networks, to deliver revenue growth of at least 20% and OCF growth of at least 30% in 2004.

    Other Financial Guidance Reaffirmed:
    -- Comcast expects to generate consolidated Free Cash Flow of $2 billion.

    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Quarterly Report on Form 10-Q for a description of such risks and uncertainties.
    In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in table 6 of this release.

    Comcast Corporation will host a conference call with the financial community today, July 28, 2004, at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at http://www.cmcsa.com or http://www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on July 28, 2004.
    Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until July 29, 2004 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 9196739#.
    To automatically receive Comcast financial news by email, please visit http://www.cmcsa.com or http://www.cmcsk.com and subscribe to e-mail Alerts.
    Comcast Corporation (http://www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers and is the nation's largest broadband Internet provider with more than 6 million customers. The Company's content businesses include Comcast SportsNet, Comcast-Spectacor, E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4techTV. Comcast Class A common stock and Class A Special common stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.


                               COMCAST CORPORATION
                                     TABLE 1
           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                      Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                        2004       2003      2004       2003

    Revenues                           $5,066     $4,594    $9,974     $9,060

    Operating expenses                  1,794      1,753     3,663      3,564

    Selling, general and administrative
     expenses                           1,320      1,229     2,626      2,456

    Operating Cash Flow                 1,952      1,612     3,685      3,040

    Depreciation                          813        816     1,611      1,596

    Amortization                          287        371       563        725

    Operating Income                      852        425     1,511        719

    Interest expense                     (484)      (490)     (984)    (1,014)
    Investment income (loss), net         151         (6)      142       (229)
    Equity in net income (losses) of
     affiliates                           (20)         1       (37)       (16)
    Other income                           12         22        19         35
                                         (341)      (473)     (860)    (1,224)

    Income (Loss) from Continuing
     Operations before Income Taxes
     and Minority Interest                511        (48)       651      (505)

    Income tax (expense) benefit         (234)       (13)     (310)       128
    Minority interest                     (15)       (32)      (14)       (71)

    Income (Loss) from Continuing
     Operations                           262        (93)      327       (448)

    Income from discontinued operations,
     net of tax (1)                         -         71         -        129

    Net Income (Loss)                    $262       ($22)     $327      ($319)

    Basic and Diluted earnings (loss)
     per common share

       Income (Loss) from continuing
        operations                      $0.12     ($0.04)    $0.14     ($0.20)

       Income from discontinued
        operations                          -       0.03         -       0.06

       Net Income (Loss) per
        common share                    $0.12     ($0.01)    $0.14     ($0.14)

    Basic weighted average number of
     common shares outstanding          2,257      2,255     2,257      2,255

    Diluted weighted average number of
     common shares outstanding          2,267      2,255     2,268      2,255

    (1) On September 17, 2003, the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results of QVC have been presented as discontinued operations.



                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                   June 30,      December 31,
                                                     2004            2003
    ASSETS

      CURRENT ASSETS
            Cash and cash equivalents                 $594            $1,550
            Investments                              2,481             2,493
            Accounts receivable, net                   925               907
            Other current assets                       418               453
                Total current assets                 4,418             5,403

      INVESTMENTS                                   14,204            14,818

      PROPERTY AND EQUIPMENT, net                   18,615            18,473

      FRANCHISE RIGHTS                              51,070            51,050

      GOODWILL                                      14,816            14,841

      OTHER INTANGIBLE ASSETS, net                   4,322             3,859

      OTHER NONCURRENT ASSETS, net                     636               715
                                                  $108,081          $109,159

    LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
            Accounts payable                          $988            $1,251
            Accrued expenses and other
             current liabilities                     4,194             4,563
            Deferred income taxes                      657               679
            Current portion of long-term debt          472               734
            Current portion of exchangeable debt     2,320             2,427
                Total current liabilities            8,631             9,654

      LONG-TERM DEBT, less current portion          21,945            21,944
      LONG-TERM EXCHANGEABLE DEBT, less
       current portion                               1,040             1,891

      DEFERRED INCOME TAXES                         26,644            25,900

      OTHER NONCURRENT LIABILITIES                   7,922             7,816

      MINORITY INTEREST                                384               292

      STOCKHOLDERS' EQUITY                          41,515            41,662
                                                  $108,081          $109,159



                               COMCAST CORPORATION
                                     TABLE 3
            Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                       Six Months Ended
                                                            June 30,
                                                     2004             2003

    OPERATING ACTIVITIES
        Net cash provided by operating activities
        from continuing operations                  $2,633           $1,711


    FINANCING ACTIVITIES
      Proceeds from borrowings                       1,058            8,848
      Retirements and repayments of debt            (1,617)         (11,543)
      Repurchases of common stock                     (511)
      Other, net                                        46               (3)

        Net cash used in financing activities
        from continuing operations                  (1,024)          (2,698)


    INVESTING ACTIVITIES
      Capital expenditures                          (1,732)          (2,012)
      Proceeds from restructuring of TWE
       investment                                                     2,100
      Proceeds from sales of investments
       and assets held for sale                         51            1,492
      Acquisitions, net                               (336)             (22)
      Other, net                                      (548)            (260)

        Net cash (used in) provided by investing
        activities from continuing operations       (2,565)           1,298


    (DECREASE) INCREASE IN CASH AND CASH
     EQUIVALENTS                                      (956)             311

    CASH AND CASH EQUIVALENTS, beginning
     of period                                       1,550              505

    CASH AND CASH EQUIVALENTS, end of
     period                                           $594             $816



                              COMCAST CORPORATION
                                    TABLE 4
         Pro Forma Financial Data by Business Segment (Unaudited) (1)
                             (dollars in millions)

                                                        Corporate and
                                 Cable (2)  Content (3)   Other (4)    Total
    Three Months Ended
     June 30, 2004
    Revenues                      $4,839        $199         $29       $5,067
    Operating Cash Flow           $1,920         $77        ($45)      $1,952
    Operating Income (Loss)         $877         $38        ($63)        $852
    Operating Cash Flow Margin     39.7%       38.7%          NM        38.5%
    Capital Expenditures (5)        $893          $6          $5         $904

    Three Months Ended
     June 30, 2003
    Revenues                      $4,382        $159         $56       $4,597
    Operating Cash Flow           $1,598         $56        ($41)      $1,613
    Operating Income (Loss)         $465         $24        ($63)        $426
    Operating Cash Flow Margin     36.5%       35.2%          NM        35.1%
    Capital Expenditures (5)      $1,047          $4          $3       $1,054

    Six Months Ended
     June 30, 2004
    Revenues                      $9,490        $375        $114       $9,979
    Operating Cash Flow           $3,641        $146       ($100)      $3,687
    Operating Income (Loss)       $1,581         $72       ($140)      $1,513
    Operating Cash Flow Margin     38.4%       38.8%          NM        37.0%
    Capital Expenditures (5)      $1,707         $10         $15       $1,732

    Six Months Ended
     June 30, 2003
    Revenues                      $8,617        $304        $145       $9,066
    Operating Cash Flow           $3,021         $97        ($75)      $3,043
    Operating Income (Loss)         $808         $33       ($119)        $722
    Operating Cash Flow Margin     35.1%       31.9%          NM        33.6%
    Capital Expenditures (5)      $2,000          $7          $5       $2,012

    (1) See Non-GAAP and Other Financial Measures in Table 6. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q.

    (2) Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

    (3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network and G4techTV.

    (4) Corporate and Other includes Comcast-Spectacor, the Company's domestic wireline telecommunications business, international wireless operations, Corporate and elimination entries. Prior to the first quarter of 2004, Comcast-Spectacor was included in Content, which now only consists of our national networks. For all periods presented, Comcast-Spectacor is included in Corporate and Other.

    (5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                           YTD         YTD
                                     2Q04       2Q03    6/30/2004   6/30/2003
         Customer Premise Equipment
          (CPE)                      $338       $381        630        $767
         Scalable Infrastructure      110         81        231         135
         Line Extensions               81         57        141         111
         Upgrades                     288        417        540         759
         Support Capital               76        111        165         228
         Total                       $893     $1,047     $1,707      $2,000

         CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).



                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
    (dollars in millions, except average monthly revenue per basic subscriber data)

                                    Three Months Ended      Six Months Ended
                                          June 30,              June 30,
                                      2004       2003       2004       2003

    Revenues:
    Video (3)                        $3,249     $3,040     $6,433     $6,026
    High-Speed Internet                 763        548      1,461      1,040
    Phone                               177        206        355        430
    Advertising                         330        286        599        521
    Other (4)                           157        151        320        298
    Franchise Fees                      163        151        322        302
    Total Revenues                   $4,839     $4,382     $9,490     $8,617


    Operating Cash Flow              $1,920     $1,598     $3,641     $3,021
    Operating Income                   $877       $465     $1,581       $808
    Operating Cash Flow Margin        39.7%      36.5%      38.4%      35.1%
    Capital Expenditures               $893     $1,047     $1,707     $2,000
    Operating Cash Flow, Net
     of Capital Expenditures         $1,027       $551     $1,934     $1,021


                                                             Growth    Growth
                                2Q04      1Q04      2Q03    vs. 1Q04  vs. 2Q03
    Video
    Homes Passed (000's)       40,300    40,100    39,700      0.4%      1.5%
    Basic Subscribers (000's)  21,477    21,572    21,467     (0.4%)     0.0%
    Basic Penetration           53.3%     53.7%     54.0%
    Quarterly Net Basic
     Subscriber Additions
     (000's)                      (96)       35        13        NM        NM

    Digital Subscribers
     (000's)                    8,064     7,857     6,962      2.6%     15.8%
    Digital Penetration         37.5%     36.4%     32.4%
    Quarterly Net Digital
     Subscriber Additions
     (000's)                      206       192       163      7.3%     26.6%

    Monthly Average Video
     Revenue per
     Basic Subscriber          $50.31    $49.24    $47.22      2.2%      6.5%
    Monthly Average Total
     Revenue per
     Basic Subscriber          $74.94    $71.92    $68.08      4.2%     10.1%

    High-Speed Internet
    "Available Homes" (000's)  37,323    36,167    32,124      3.2%     16.2%
    Subscribers (000's)         6,005     5,679     4,389      5.7%     36.8%
    Penetration                 16.1%     15.7%     13.7%
    Quarterly Net Subscriber
      Additions (000's)           327       394       351    (17.1%)    (7.0%)
    Monthly Average Revenue
     per Subscriber            $43.52    $42.45    $43.33      2.5%      0.4%

    Phone
    "Available Homes" (000's)   9,766     9,657     9,164      1.1%      6.6%
    Subscribers (000's)         1,225     1,247     1,367     (1.8%)   (10.4%)
    Penetration                 12.5%     12.9%     14.9%
    Quarterly Net Subscriber
     Additions (000's)            (22)      (20)      (52)   (13.2%)    57.4%
    Monthly Average Revenue
     per Subscriber            $47.71    $47.34    $49.17      0.8%     (3.0%)

    Total Revenue Generating
     Units (000's) (5)         36,771    36,355    34,185      1.1%      7.6%

    (1)  See Non-GAAP and Other Financial Measures in Table 6.

    (2) Pro forma financial and subscriber data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable systems exchange with Insight Communications in February 2003. Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data includes 79,000 additional subscribers acquired in various small acquisitions between June 2003 and June 2004. The impact of these various small acquisitions on our financial data was not material.

    (3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

    (4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

    (5) The sum total of all primary analog video, digital video, high-speed Internet and phone customers, but excluding additional outlets.


                             COMCAST CORPORATION
                                   TABLE 6

    Non-GAAP and Other Financial Measures

    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.
    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.
    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.
    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.
    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.
    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.
    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.
    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.


                               COMCAST CORPORATION
                               TABLE 6-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                   (Unaudited)
                              (dollars in millions)

                               Historical (1)
                                                       Adjustments (2)

                                     Corporate               Corporate
    Three Months Ended                  and                     and     Pro
     June 30, 2004    Cable  Content   Other    Total   Cable  Other   forma
    Revenues         $4,838    $199     $29    $5,066     $1      -    $5,067
    Operating
     expenses
     (excluding
     depreciation
     & amortization)  2,918     122      74     3,114      1      -     3,115
    Operating
     Cash Flow       $1,920     $77    ($45)   $1,952      -      -    $1,952
    Depreciation and
     amortization     1,043      39      18     1,100      -      -     1,100
    Operating
     income (loss)     $877     $38    ($63)     $852      -      -      $852
    Capital
     expenditures      $893      $6      $5      $904      -      -      $904


                                                       Adjustments (2)

                                     Corporate               Corporate
    Three Months Ended                  and                     and     Pro
     June 30, 2003    Cable  Content   Other    Total   Cable  Other   forma
    Revenues         $4,379    $159     $56    $4,594     $3      -    $4,597
    Operating
     expenses
     (excluding
     depreciation
     & amortization)  2,782     103      97     2,982      2      -     2,984
    Operating
     Cash Flow       $1,597     $56    ($41)   $1,612     $1      -    $1,613
    Depreciation and
     amortization     1,133      32      22     1,187      -      -     1,187
    Operating
     income (loss)     $464     $24    ($63)     $425     $1      -      $426
    Capital
     expenditures    $1,047      $4      $3    $1,054      -      -    $1,054


                                                       Adjustments (2)

                                     Corporate               Corporate
    Six Months Ended                    and                     and     Pro
     June 30, 2004    Cable  Content   Other    Total   Cable  Other   forma
    Revenues         $9,485    $375    $114    $9,974     $5      -    $9,979
    Operating
     expenses
     (excluding
     depreciation
     & amortization)  5,846     229     214     6,289      3      -     6,292
    Operating
     Cash Flow       $3,639    $146   ($100)   $3,685     $2      -    $3,687
    Depreciation and
     amortization     2,060      74      40     2,174      -      -     2,174
    Operating
     income (loss)   $1,579     $72   ($140)   $1,511     $2      -    $1,513
    Capital
     expenditures    $1,707     $10     $15    $1,732      -      -    $1,732


                                                       Adjustments (2)

                                     Corporate               Corporate
    Six Months Ended                    and                     and     Pro
     June 30, 2003    Cable  Content   Other    Total   Cable  Other   forma
    Revenues         $8,611    $304    $145    $9,060     $6      -    $9,066
    Operating
     expenses
     (excluding
     depreciation
     & amortization)  5,593     207     220     6,020      3      -     6,023
    Operating
     Cash Flow       $3,018     $97    ($75)   $3,040     $3      -    $3,043
    Depreciation and
     amortization     2,213      64      44     2,321      -      -     2,321
    Operating
     income (loss)     $805     $33   ($119)     $719     $3      -      $722
    Capital
     expenditures    $2,000      $7      $5    $2,012      -      -    $2,012



    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                          June 30, 2004     December 31, 2003
       Current portion of long-term debt       $2,792              $3,161
       Long-term debt                          22,985              23,835
       Total Debt                             $25,777             $26,996
       Exchangeable debt                        3,360               4,318
       Debt excluding exchangeables           $22,417             $22,678


                       Calculation of 2004 Free Cash Flow
                              (dollars in billions)

     2003 Operating Income                             $2.0
     Add: Depreciation & Amortization                   4.4
     2003 Operating Cash Flow                           6.4
     2004 Operating Cash Flow Growth                    18%
     Projected 2004 Operating Cash Flow                 7.5

     Less: Projected Capital Expenditures (3)           3.4
     Projected 2004 Consolidated Interest, net (4)     1.85
     Projected 2004 Consolidated Cash Paid
      for Income Taxes (5)                             0.25

     Free Cash Flow                                    $2.0

     (1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

     (2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

     (3) Mid point of 2004 Cable capital expenditures guidance plus projected 2004 Content and Other segment's capital expenditures.

     (4) Mid point of 2004 estimated Consolidated interest expense of $1.8 to $1.9 billion.

     (5) Mid point of 2004 estimated Consolidated cash paid for income taxes of $200 to $300 million.



                               COMCAST CORPORATION
                               TABLE 6-B continued
        Reconciliation of Net Income (Loss) to Free Cash Flow (Unaudited)
                (dollars in millions, except for per share data)

                                                   Three Months Ended
                                                        June 30,
                                               2004                2003
                                                    per                 per
                                           $     share (3)     $     share (3)

      Net Income (Loss) as reported       $262     $0.12      ($22)   ($0.01)
        Discontinued Operations,
         net of tax                          -         -       (71)    (0.03)
        Non-operating items,
         net of tax (1)                    (83)    (0.04)       10         -
      Net Income (Loss) as adjusted       $179     $0.08      ($83)   ($0.04)

      Items to reconcile net income
       (loss) as adjusted to Operating
       Cash Flow:
          Depreciation and amortization  1,100      0.49     1,187      0.53
          Interest expense                 484      0.21       490      0.22
          Income tax expense               189      0.08        18         -
      Operating Cash Flow               $1,952     $0.86    $1,612     $0.71


                                               2004                2003
      Operating Cash Flow               $1,952    $1,952    $1,612    $1,612
      Less:
        Interest, net (2)                 (459)     (459)     (527)     (527)
        Cash Paid for Income Taxes         (89)      (89)      (38)      (38)
        Change in Operating Assets and
         Liabilities, net of
         acquisitions (7)                  442                 (19)
        Other (6)                           13                  30
      Net Cash Provided by Operating
       Activities                       $1,859              $1,058
          Less: Capital Expenditures                (904)              (1,054)
      Free Cash Flow                                $500                  ($7)


                                                   Three Months Ended
                                                        June 30,
      (1) Detail of non-operating items:       2004                2003
                                                    per                 per
                                           $     share (3)     $     share (3)
           Investment (income) expense
            - mark to market adjustments
            on trading securities,
            derivatives and hedged
            items, net                  ($129)    ($0.06)      $41     $0.02
           Investment (income) expense
            - gain (loss) on sales and
            exchanges of investments        1          -        (1)        -
           Investment expense -
            investment impairment
            losses (4)                      3          -        15      0.01
           All other, net (5)              (3)         -       (40)    (0.02)
             Total non-operating items   (128)     (0.06)       15      0.01
           Tax Effect                      45       0.02        (5)    (0.01)
             Non-operating items, net
              of tax                     ($83)    ($0.04)      $10        $-


                                                    Six Months Ended
                                                        June 30,
                                               2004                2003
                                                    per                 per
                                           $     share (3)     $     share (3)

      Net Income (Loss) as reported       $327     $0.14     ($319)   ($0.14)
        Discontinued Operations,
         net of tax                          -         -      (129)    (0.06)
        Non-operating items,
         net of tax (1)                    (72)    (0.03)      183      0.08
      Net Income (Loss) as adjusted       $255     $0.11     ($265)   ($0.12)

      Items to reconcile net income
       (loss) as adjusted to Operating
       Cash Flow:
          Depreciation and amortization  2,174      0.96     2,321      1.03
          Interest expense                 984      0.43     1,014      0.45
          Income tax expense               272      0.12       (30)    (0.01)
      Operating Cash Flow               $3,685     $1.62    $3,040     $1.35

                                               2004                2003
      Operating Cash Flow               $3,685    $3,685    $3,040    $3,040
      Less:
        Interest, net (2)                 (906)     (906)   (1,068)   (1,068)
        Cash Paid for Income Taxes        (150)     (150)      (53)      (53)
        Change in Operating Assets and
         Liabilities, net of
         acquisitions (7)                    3                (253)
        Other (6)                            1                  45
      Net Cash Provided by Operating
       Activities                       $2,633              $1,711
          Less: Capital Expenditures              (1,732)             (2,012)
      Free Cash Flow                                $897                ($93)


                                                    Six Months Ended
                                                        June 30,
      (1) Detail of non-operating items:       2004                2003
                                                    per                 per
                                           $     share (3)     $     share (3)

           Investment (income) expense
            - mark to market adjustments
            on trading securities,
            derivatives and hedged
            items, net                   ($101)    ($0.04)    $265     $0.12
           Investment (income) expense
            - gain (loss) on sales and
            exchanges of investments        (1)         -      (23)    (0.01)
           Investment expense -
            investment impairment
            losses (4)                       3          -       70      0.03
           All other, net (5)              (11)     (0.01)     (31)    (0.02)
             Total non-operating items    (110)     (0.05)     281      0.12
           Tax Effect                       38       0.02      (98)    (0.04)
             Non-operating items, net
              of tax                      ($72)    ($0.03)    $183     $0.08


     (2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

     (3) Diluted weighted average shares outstanding for the three and six months ended June 30, 2004 were 2.267 billion and 2.268 billion, respectively. Diluted weighted average shares outstanding for the three and six months ended June 30, 2003 were 2.255 billion.

     (4) We record losses on our investments for which we have determined that a decline in value of the investment is other than temporary.

     (5) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other (income) expense and minority interest.

     (6) Includes non-cash expenses included in Operating Cash Flow such as equity compensation, proceeds from sales of trading securities, cash related to other (income) expense, dividends and the net effect of changes in accrued income taxes.

     (7) Includes $536 million of income tax refund received in the second quarter of 2004.

SOURCE  Comcast Corporation
    -0-                             07/28/2004
    /CONTACT: Investor Contacts: Marlene S. Dooner, +1-215-981-7392, or Leslie A. Arena, +1-215-981-8511, or Daniel J. Goodwin, +1-215-981-7518, or
Press Contacts: D'Arcy Rudnay, +1-215-981-8582, or Tim Fitzpatrick, +1-215-981-8515, all of Comcast/
    /Web site:  http://www.cmcsa.com
                http://www.cmcsk.com
                http://www.comcast.com /
    (CMCSK CMCSA)

CO:  Comcast Corporation
ST:  Pennsylvania
IN:  ENT TVN CPR ITE MLM
SU:  ERN MAV CCA